April 19, 2022

ZOMEDICA®

Karen Dehaan-Fullerton
14744 Faucet Lane
Fishers, IN 46040

Dear Karen:

On behalf of Zomedica Inc., I am pleased to extend a formal offer of employment to you as General Counsel. This letter will detail our conditional offer of employment.

Position. You will be appointed General Counsel, reporting to the CEO.

Start Date. Your proposed start date is May 23, 2022.

Base Salary. Your semi-monthly salary will be $10,416.67 (equivalent to $250,000 per year). In addition, you will be eligible for a bonus equal to 30% of your base salary, dependent upon goals and objectives established by Zomedica and your direct manager.

Equity Position. You will be awarded an option to purchase 500,000 shares of Zomedica common stock at a strike price equal to the closing price of our stock on the trading day of the formal approval of your options at a regularly scheduled meeting of the Zomedica Board of Directors. Your options will vest over a four-year period of time with a vesting schedule of 25% per year.

Benefit Plans. You will be eligible for all Zomedica benefit plans offered to Zomedica employees according to the terms of those plans, effective the first of the month following date of hire. This includes medical insurance, a 401(k) plan, and employer-paid vision, dental, short-term disability, long-term disability, and life insurance.

PTO. In addition to Zomedica's ten paid holidays and two floating holidays, you will enjoy three weeks of PTO annually. Accrual of PTO begins on your first day of employment. Up to one week of unused PTO may be carried over into the next calendar year.

This offer of employment is not intended to, nor does it, constitute a contract of employment. Your employment with Zomedica Inc. will be on an at-will basis, consistent with applicable law. This offer is subject to the successful completion of background checks, as well as signature to a confidentiality, non-compete, assignment of invention and non-solicitation agreement.

We have a lot of exciting work ahead of us to make Zomedica the commercial success we know that it can be. I have every confidence that you will be a significant addition to our Company, and I look forward to having you join our Zomedica team and share in our success! Please indicate your acceptance of this offer by signing this letter and returning it to me on or before April 22nd, at which time it will expire unless fully executed.

Sincerely,

Larry Heaton
CEO

Acceptance:
My signature below indicates I fully agree to the terms of the employment offer designated above.

Karen Dehaan-Fullerton — Date: April 22, 2022